Exhibit (h)(13)

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT (“Expense Limitation Agreement”) is made as of the 1st day of October, 2007 by and between each of the funds listed on Exhibit A hereto (as may be amended from time to time), each of which is a Massachusetts business trust, a Maryland corporation or a New York trust (each, a “Fund” and collectively, the “Funds”), and DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC., a Delaware corporation (the “Advisor”), with respect to the following:

WHEREAS, each Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with such series (each a “Series”) and classes (each a “Class”) as listed on Exhibit A; and

WHEREAS, the Advisor serves as Investment Advisor to each Series pursuant to an Investment Advisory Agreement;

NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1.      The Advisor agrees to waive its fees and/or reimburse expenses (or to cause its affiliates to waive their fees and/or reimburse expenses) to the extent necessary so that the “total annual fund operating expenses” for each Series or Class, as applicable, do not exceed the percentage of average daily net assets set forth on Exhibit A. For the purposes of this Expense Limitation Agreement, “total annual fund operating expenses” for a Series or Class shall consist of all expenses and costs of a Fund not specifically borne by the Advisor or a Series’ principal underwriter, including investment advisory fees, administration fees, distribution and shareholder service fees, fees for necessary professional services, and costs associated with regulatory compliance and maintaining legal existence and sharehold er relations, but excluding the following: (a) portfolio transaction and other investment-related costs (including brokerage commissions, dealer and underwriter spreads, commitment fees on leverage facilities (but not commitment fees on credit facilities), prime broker fees and expenses, interest expense, dividend expenses related to short sales and “Acquired Fund Fees and Expenses” (as defined in Form N-1A)); (b) taxes; and (c) extraordinary expenses. For purposes of this agreement, “extraordinary expenses” mean any unusual, unexpected and/or nonrecurring expenses that are approved as such by the Board(s) of Trustees/Directors of the applicable Fund(s).

2.         Notwithstanding the foregoing, organizational expenses and offering costs related to certain Funds, Series or Classes as indicated on Exhibit A and that commenced operations prior to October 1, 2007 are excluded from the limit on “total annual fund operating expenses,” but suchorganizational expenses and offering costs shall be subject to a separate limit of 10 basis points.

3.         This Expense Limitation Agreement shall be effective as to each Fund, Series or Class, as applicable, for the period set forth in Exhibit A. Upon the termination of the Agreement, this Expense Limitation Agreement shall automatically terminate with respect to the affected Fund. The obligation of the Advisor under Paragraph 1 hereof shall survive the termination of the Investment Advisory Agreement solely as to expenses and obligations incurred prior to the date of such termination.

4.         Any question of interpretation of any term or provision of this Expense Limitation Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by the parties hereto, taking into consideration and assigning such weight as they may determine on a case-by-case basis, by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission (“SEC”) issued pursuant to said Act. Otherwise the provisions of this Expense Limitation Agreement shall be interpreted in accordance with the laws of Delaware.

5.          Amendments. This Expense Limitation Agreement and the exhibits hereto may be amended by agreement of the affected Fund and the Advisor. Additional Funds, Series or Classes may be added to this Expense Limitation Agreement by written agreement of such Fund and the Advisor. The Advisor may unilaterally amend Exhibit A to extend or lower any expense limitation and any such amendment shall be subject to the terms of this Agreement. In addition, the Advisor shall be contractually bound hereunder by the disclosure of expense limitations contained in the Fund’s prospectus or any supplements thereto as if such limitations were set forth in Exhibit A.

6.         For each Fund that is a Massachusetts business trust, a copy of the Fund’s Declaration of Trust, together with all amendments thereto, is on file in the Office of the Secretary of the Commonwealth of Massachusetts. For each Fund that is a Massachusetts business trust, the Advisor is hereby expressly put on notice of the limitation of liability as set forth in the Fund’s Declaration of Trust and it agrees that the obligations assumed by the Fund on behalf of each Series pursuant to this Expense Limitation Agreement will be limited in all cases to the Series and its assets, and it will not seek satisfaction of any such obligation from the shareholders or any shareholder of the Series or any other series of the Fund, or from any Trustee, officer, employee or agent of the Fund. The Advisor understands that the rights and obligations of each Series under the Declaration of Trust are separate and distinct from those of any and all other Series.

7.         This Agreement and all the exhibits attached hereto constitute the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all prior negotiations, agreements and understandings with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Expense Limitation Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

Attest:_____________________________ Name:	DWS FUNDS By: ______________ Name: John Millette Title: Secretary
Attest:_____________________________ Name:	DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC. By: _______________ Name: Title: Chief Operating Officer By: _______________ Name: John Millette Title: Director

EXHIBIT A

Fund	Cap on Total Annual Fund Operating Expenses (as a percentage of average daily net assets)

[PLEASE SEE ATTACHED EXHIBIT MATRIX]